Exhibit 10.1

March 11, 2009

Mr. Arthur E. Reiner

Finlay Enterprises, Inc.

529 Fifth Avenue

New York, NY. 10017

Re: Retention Bonus Payments

Dear Art:

This letter (the “Letter”) sets forth the terms of your eligibility to receive two retention bonus payments as described in Paragraph 1 below. This Letter shall be effective as of March 6, 2009 (the “Effective Date”).

1. Retention Bonus Payments. (a) Within five days following the Effective Date, in recognition of your agreement not to terminate your employment with Finlay Enterprises, Inc., a Delaware corporation (the “Parent”), and Finlay Fine Jewelry Corporation, a Delaware corporation (the “Operating Company”, and collectively referred to herein as the “Company”), at this time, and as consideration for your continued employment with the Company beyond the scheduled expiration of the term of your employment agreement dated as of January 30, 2005, as subsequently amended (the “Employment Agreement”), among you, the Parent and the Operating Company, you shall receive a lump sum retention bonus payment in the amount of Five Hundred Thousand Dollars ($500,000.00).

(b) Within five days following the earlier of (i) the consummation of the sale of certain inventory, fixtures and related assets of the Operating Company, and (ii) April 1, 2009 (such earlier date, the “Payment Date”), as consideration for your continued employment with the Company through the Payment Date, you shall receive an additional lump sum retention bonus payment in the amount of Five Hundred Thousand Dollars ($500,000.00), provided that you have been continuously employed by the Company from the Effective Date of this Letter through the Payment Date. Notwithstanding anything herein to the contrary, if you are not employed by the Company for any reason whatsoever (whether voluntarily or involuntarily on your part) on the Payment Date, your right to the payment pursuant to this paragraph 1(b) shall immediately expire.

Mr. Arthur E. Reiner

March 11, 2009

2. Forfeiture of Severance Benefit Under Employment Agreement. You hereby forfeit and waive your right to the “Severance Amount” to which you otherwise may have been eligible to receive under Section 9 of the Employment Agreement. All other terms and conditions of the Employment Agreement continue in full force and effect solely to the extent provided therein. The parties acknowledge that the amount of each of the retention bonus payments described in Paragraph 1 above, as well as both retention bonus payments in the aggregate, is materially less than the Severance Amount.

3. No Right to Continued Employment. Nothing herein contained shall be held or construed to create any liability or obligation upon the Company to retain you in its service, or require you to remain in the Company’s employ (other than as may be necessary to qualify for any payments hereunder). You shall remain subject to discharge or discipline to the same extent as if this Letter had not been put into effect.

4. Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Letter.

5. Code Section 409A. Although the Company does not guarantee to you any particular tax treatment relating to payments under this Letter, the payments described in Paragraph 1 above are intended to be exempt from the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A or any damages for failing to comply with Section 409A.

6. Entire Agreement. This Letter sets forth the entire understanding between you and the Company with respect to the subject matter hereof and supersedes all prior or contemporaneous plans, agreements and understandings (whether oral or written) between the Company, on the one hand, and you, on the other hand, relating to such subject matter.

7. Miscellaneous. This Letter shall be governed by the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law). No provision in this Letter may be amended unless such amendment is agreed to in writing and signed by you and an authorized officer of the Company.

Mr. Arthur E. Reiner

March 11, 2009

This Letter shall have no effect until it has been signed and returned to the Company.

We look forward to your continued employment with the Company.

Sincerely,

FINLAY ENTERPRISES, INC.

By	/s/ Bruce E. Zurlnick

Bruce E. Zurlnick, SVP & CFO

FINLAY FINE JEWELRY CORPORATION

By	/s/ Bruce E. Zurlnick

Bruce E. Zurlnick, SVP & CFO

Acknowledged & Accepted:

/s/ Arthur E. Reiner

Arthur E. Reiner